Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the Fourth Quarter 2020

SALISBURY, MD – March 2, 2021 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $1.1 million, or $0.06 per share, for the three months ended December 31, 2020, a $156 thousand or 16.4% increase when compared to net income attributable to the Company of $950 thousand, or $0.07 per share, for the same period in 2019. For the twelve months ended December 31, 2020, the Company reported net income attributable to the Company of $5.7 million, or $0.32 per share, a $215 thousand or 3.7% decrease when compared to net income attributable to the Company of $5.9 million, or $0.54 per share, for the same period in 2019. The Company’s results of operations for the three and twelve months ended December 31, 2020 were directly impacted by the acquisition of Virginia Partners, whose results of operations were not fully present for the same periods of 2019, and significantly higher provision for credit losses due to the current economic environment and to the COVID-19 pandemic.

As previously disclosed, effective after the close of business on November 15, 2019, the Company and Virginia Partners completed their share exchange (the “Share Exchange”), pursuant to which Virginia Partners became a wholly owned subsidiary of the Company. As a result of the Share Exchange, the Company acquired from Virginia Partners total assets of $454.2 million, including investment securities available for sale of $65.4 million and loans held for investment of $355.2 million, and total liabilities of $405.0 million, including total deposits of $348.6 million and total borrowings of $49.0 million.

On January 27, 2021, the Company’s board of directors declared a cash dividend of $0.025 per share, payable on April 1, 2021, to holders of record of its common stock as of the close of business on March 24, 2021.

For the three months ended December 31, 2020, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.28%, 3.26% and 74.80%, respectively, as compared to 0.47%, 4.83% and 80.91%, respectively, for the same period in 2019.

For the twelve months ended December 31, 2020, the Company’s return on average assets, return on average equity and efficiency ratio were 0.40%, 4.24% and 71.96%, respectively, as compared to 0.70%, 7.23% and 71.40%, respectively, for the same period in 2019.

The increase in net income attributable to the Company for the three months ended December 31, 2020, as compared to the same period in 2019, was driven by increases in net interest income and other income, and lower federal and state income taxes, and was partially offset by higher provision for credit losses and other expenses.

The decrease in net income attributable to the Company for the twelve months ended December 31, 2020, as compared to the same period in 2019, was driven by higher provision for credit losses and other expenses, and was partially offset by increases in net interest income and other income, and lower federal and state income taxes.

Interest Income and Expense – Three Months Ended December 31, 2020 and 2019

Net interest income and net interest margin

Net interest income in the fourth quarter of 2020 increased by $2.0 million, or 22.1%, when compared to the fourth quarter of 2019. The Company's net interest margin (tax equivalent basis) decreased to 2.99%, representing a decrease of 75 basis points for the three months ended December 31, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits from banks and federal funds sold, which are lower yielding interest-earning assets. Total interest income increased by $2.3 million, or 19.0%, for the three months ended December 31, 2020 while total interest expense increased by $214 thousand, or 8.2%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the three month period ended December 31, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Virginia Partners, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to the acquisition of Virginia Partners, partially offset by lower investment securities yields; and

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to the acquisition of Virginia Partners and organic deposit growth.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits from banks and federal funds sold, primarily due to the acquisition of Virginia Partners and deposit growth outpacing loan growth, and lower yields on each; and

•	Increases in average borrowings balances, partially offset by lower rates paid on average borrowings, in each case primarily due to the acquisition of Virginia Partners and the Company’s issuance of subordinated debt late in the second quarter of 2020.

Loans

Average loan balances increased by $419.8 million, or 65.9%, and average yields earned decreased by 0.26% to 5.04% for the three months ended December 31, 2020, as compared to the same period in 2019. The increase in average loan balances was primarily due to the inclusion of a full quarter, or $411.1 million, in Virginia Partners average loan balances and the origination and funding of loans under the Paycheck Protection Program (“PPP”) of the Small Business Administration, which were partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP. Total average loans were 70.4% of total average interest-earning assets for the three months ended December 31, 2020, compared to 82.4% for the three months ended December 31, 2019.

Investment securities

Average total investment securities balances increased by $75.5 million, or 124.5%, and average yields earned decreased by 0.76% to 1.98% for the three months ended December 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of a full quarter, or $67.2 million, in Virginia Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.1% of total average interest-earning assets for the three months ended December 31, 2020, compared to 7.8% for the three months ended December 31, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $413.9 million, or 90.9%, and average rates paid decreased by 0.39% to 0.96% for the three months ended December 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of a full quarter, or $327.8 million, in Virginia Partners total average interest-bearing deposit balances and organic deposit growth, and a decrease in the rate paid on average time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings increased by $93.5 million, or 191.1%, and average rates paid decreased by 0.55% to 2.01% for the three months ended December 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of a full quarter, or $92.3 million, in Virginia Partners average total borrowings and the Company’s issuance of $18.1 million in subordinated debt late in the second quarter of 2020, and a decrease in the average balance of and rates paid on Federal Home Loan Bank advances due to maturities that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Interest Income and Expense – Twelve Months Ended December 31, 2020 and 2019

Net interest income and net interest margin

Net interest income for the twelve months ended December 31, 2020 increased by $12.8 million, or 41.1%, when compared to the same period of 2019. The Company's net interest margin (tax equivalent basis) decreased to 3.17%, representing a decrease of 71 basis points for the twelve months ended December 31, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits from banks and federal funds sold, which are lower yielding interest-earning assets. Total interest income increased by $16.7 million, or 42.4%, for the twelve months ended December 31, 2020 while total interest expense increased by $3.9 million, or 47.5%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the twelve month period ended December 31, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Virginia Partners, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to the acquisition of Virginia Partners, partially offset by lower investment securities yields; and

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to the acquisition of Virginia Partners and organic deposit growth.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits from banks and federal funds sold, primarily due to the acquisition of Virginia Partners and deposit growth outpacing loan growth, and lower yields on each; and

•	Increases in average borrowings balances, partially offset by lower rates paid on average borrowings, in each case primarily due to the acquisition of Virginia Partners and the Company’s issuance of subordinated debt late in the second quarter of 2020.

Loans

Average loan balances increased by $357.7 million, or 52.1%, and average yields earned decreased by 0.31% to 5.03% for the twelve months ended December 31, 2020, as compared to the same period in 2019. The increase in average loan balances was primarily due to the inclusion of a full year, or $402.1 million, in Virginia Partners average loan balances and the origination and funding of loans under the PPP, which were partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP. Total average loans were 75.4% of total average interest-earning assets for the twelve months ended December 31, 2020, compared to 85.9% for the twelve months ended December 31, 2019.

Investment securities

Average total investment securities balances increased by $67.1 million, or 110.1%, and average yields earned decreased by 0.69% to 2.51% for the twelve months ended December 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of a full year, or $62.4 million, in Virginia Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.3% of total average interest-earning assets for the twelve months ended December 31, 2020, compared to 7.6% for the twelve months ended December 31, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $326.6 million, or 67.7%, and average rates paid decreased by 0.16% to 1.17% for the twelve months ended December 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of a full year, or $312.8 million, in Virginia Partners total average interest-bearing deposit balances and organic deposit growth, and a decrease in the rate paid on average time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings increased by $72.6 million, or 116.0%, and average rates paid decreased by 0.89% to 2.01% for the twelve months ended December 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of a full year, or $81.2 million, in Virginia Partners average total borrowings and the Company’s issuance of $18.1 million in subordinated debt late in the second quarter of 2020, and a decrease in the average balance of and rates paid on Federal Home Loan Bank advances due to maturities that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Provision for Credit Losses

The provision for credit losses in the fourth quarter of 2020 increased by $1.2 million, or 224.0%, when compared to the fourth quarter of 2019. The provision for credit losses for the twelve months ended December 31, 2020 increased by $5.5 million, or 378.4%, when compared to the twelve months ended December 31, 2019. The increase in the provision for credit losses during the three and twelve months ended December 31, 2020, as compared to the same periods of 2019, was primarily due to the COVID-19 pandemic and qualitative adjustment factors made to the allowance for credit losses related to elevated unemployment and economic uncertainty in the Company’s markets, and loans originated by Virginia Partners subsequent to the 2019 acquisition. The provision for credit losses during the three and twelve months ended December 31, 2020, as well as the allowance for credit losses as of December 31, 2020, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of December 31, 2020, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the fourth quarter of 2020 increased by $1.3 million, or 106.7%, when compared to the fourth quarter of 2019. Key changes in the components of other income for the three months ended December 31, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts decreased by $105 thousand, or 33.4%, due primarily to decreases in overdraft and nonsufficient fund, or NSF, fees as a result of the significant increase in customer deposit balances, which was partially offset by the inclusion of a full quarter of Virginia Partners service charges on deposit accounts;

•	Gains on investment securities increased by $23 thousand, or 222.5%, due primarily to Virginia Partners recording higher gains on the sale of mortgage-backed investment securities as compared to the same period in 2019, and Virginia Partners recording a gain on a higher yielding investment security that was called during the fourth quarter of 2020 that was not present during the three months ended December 31, 2019;

•	Mortgage banking income increased by $1.2 million, or 514.2%, due primarily to the inclusion of a full quarter of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and increased volume during the fourth quarter of 2020;

•	(Losses) on sales of other assets decreased by $2 thousand, or 80.8%, due primarily to Delmarva disposing of fewer assets during the three months ended December 31, 2020 as compared to the same period in 2019; and

•	Other income increased by $139 thousand, or 21.8%, due primarily to the inclusion of a full quarter of Virginia Partners other income, which included ATM and credit card fees and earnings on bank owned life insurance policies. In addition, other income increased due to higher mortgage division fees at Delmarva, increases in debit card income, and Delmarva recording earnings on bank owned life insurance policies that were not present during the same period of 2019.

Other income during the twelve months ended December 31, 2020 increased by $4.6 million, or 117.3%, when compared to the twelve months ended December 31, 2019. Key changes in the components of other income for the twelve months ended December 31, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts decreased by $325 thousand, or 27.7%, due primarily to decreases in overdraft and NSF fees as a result of the significant increase in customer deposit balances, which was partially offset by the inclusion of a full year of Virginia Partners service charges on deposit accounts;

•	Gains on investment securities increased by $494 thousand, or 459.8%, due primarily to Virginia Partners recording higher gains on the sale of mortgage-backed investment securities as compared to the same period in 2019, and Virginia Partners recording a gain on a higher yielding investment security that was called during the twelve months ended December 31, 2020 that was not present during the twelve months ended December 31, 2019. In addition, gains on investment securities increased due to Delmarva recording a higher amount of gains on higher yielding investment securities that were called during the twelve months ended December 31, 2020, as compared to the same period in 2019, and equity investment gains recorded in income during the twelve months ended December 31, 2020 due to market factors that were not present during the twelve months ended December 31, 2019;

•	Mortgage banking income increased by $3.8 million, or 1,608.5%, due primarily to the inclusion of a full year of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and increased volume during 2020;

•	(Losses) on sales of other assets decreased by $2 thousand, or 69.7%, due primarily to Delmarva disposing of fewer assets during the twelve months ended December 31, 2020 as compared to the same period in 2019; and

•	Other income increased by $609 thousand, or 25.4%, due primarily to the inclusion of a full year of Virginia Partners other income, which included ATM and credit card fees and earnings on bank owned life insurance policies. In addition, other income increased due to higher mortgage division fees at Delmarva, increases in debit and merchant card income, and Delmarva recording earnings on bank owned life insurance policies that were not present during the same period of 2019, which were partially offset by lower ATM fees and recoveries on acquired loan balances from the Liberty Bell Bank acquisition.

Other Expenses

Other expenses in the fourth quarter of 2020 increased by $1.8 million, or 21.6%, when compared to the fourth quarter of 2019. Key changes in the components of other expenses for the three months ended December 31, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $777 thousand, or 16.2%, primarily due to the inclusion of a full quarter of Virginia Partners salaries and employee benefits, including expenses associated with Virginia Partners new key hires and expansion into the Greater Washington market, and increases due to staffing related changes, merit increases and benefit costs;

•	Occupancy expense increased by $215 thousand, or 21.9%, primarily due to the inclusion of a full quarter of Virginia Partners occupancy expense and increases related to janitorial services and cleaning supplies, both directly related to the COVID-19 pandemic;

•	Amortization of core deposit intangible increased by $54 thousand, or 45.3%, primarily due to a full quarter of amortization related to the $2.7 million core deposit intangible recognized in the Virginia Partners acquisition, which was partially offset by lower amortization related to the $1.5 million core deposit intangible recognized in the Liberty Bell Bank acquisition;

•	Losses on other real estate owned decreased by $98 thousand, or 78.9%, primarily due to lower valuation adjustments on properties during the fourth quarter of 2020 as compared to the fourth quarter of 2019, and lower expenses related to other real estate owned; and

•	Other expenses increased by $885 thousand, or 35.7%, primarily due to the inclusion of a full quarter of Virginia Partners other expenses, including expenses associated with Virginia Partners’ recently completed core conversion. In addition, other expenses increased due to higher expenses related to FDIC insurance assessments, which were partially offset by lower expenses related to employee events, training, and meals and entertainment.

Other Expenses

Other expenses during the twelve months ended December 31, 2020 increased by $12.4 million, or 49.5%, when compared to the twelve months ended December 31, 2019. Key changes in the components of other expenses for the twelve months ended December 31, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $7.0 million, or 53.1%, primarily due to the inclusion of a full year of Virginia Partners salaries and employee benefits, including expenses associated with Virginia Partners new key hires and expansion into the Greater Washington market, and increases due to staffing related changes, merit increases and benefit costs;

•	Occupancy expense increased by $891 thousand, or 24.0%, primarily due to the inclusion of a full year of Virginia Partners occupancy expense, which was partially offset by decreases related to repairs and maintenance, utilities and leases;

•	Amortization of core deposit intangible increased by $367 thousand, or 106.2%, primarily due to a full year of amortization related to the $2.7 million core deposit intangible recognized in the Virginia Partners acquisition, which was partially offset by lower amortization related to the $1.5 million core deposit intangible recognized in the Liberty Bell Bank acquisition;

•	Losses on other real estate owned decreased by $146 thousand, or 59.1%, primarily due to lower valuation adjustments on properties and higher gains on the sales of properties during the twelve months ended December 31, 2020 as compared to the twelve months ended December 31, 2019, and lower expenses related to other real estate owned; and

•	Other expenses increased by $4.2 million, or 56.6%, primarily due to the inclusion of a full year of Virginia Partners other expenses, including expenses associated with Virginia Partners’ recently completed core conversion. In addition, other expenses increased due to higher expenses related to FDIC insurance assessments and accounting fees, which were partially offset by lower expenses related to merger, sponsorships, training, employee events, postage and delivery, and meals and entertainment.

Federal and State Income Taxes

Federal and state income taxes in the fourth quarter of 2020 decreased by $151 thousand, or 32.6%, when compared to the fourth quarter of 2019. This decrease was due primarily to lower merger expenses in the fourth quarter of 2020 as compared to the same period in 2019, which are typically non-deductible, and higher earnings on tax-exempt income, primarily investment securities and bank owned life insurance policies, which were partially offset by higher consolidated income before taxes on income. For the three months ended December 31, 2020, the Company’s effective tax rate was approximately 22.0% as compared to 32.8% for the same period in 2019.

Federal and state income taxes for the twelve months ended December 31, 2020 decreased by $908 thousand, or 34.5%, when compared to the twelve months ended December 31, 2019. This decrease was due primarily to lower consolidated income before taxes on income, lower merger expenses for the twelve months ended December 31, 2020 as compared to the same period in 2019, which are typically non-deductible, and higher earnings on tax-exempt income, primarily investment securities and bank owned life insurance policies. For the twelve months ended December 31, 2020, the Company’s effective tax rate was approximately 23.3% as compared to 30.9% for the same period in 2019.

In addition, Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three and twelve months ended December 31, 2020 and 2019, and contributed to the Company’s lower effective tax rate for those periods of 2020 as compared to the same periods in 2019.

Balance Sheet

Changes in key balance sheet components as of December 31, 2020 compared to December 31, 2019 were as follows:

•	Total assets as of December 31, 2020 were $1.51 billion, an increase of $261.7 million, or 20.9%, from December 31, 2019. Key drivers of this change were increases in cash and cash equivalents, investment securities available for sale, at fair value and total loans held for investment;

•	Cash and due from banks as of December 31, 2020 were $13.6 million, a decrease of $20.8 million, or 60.4%, from December 31, 2019. Key drivers of this change were increases in interest bearing deposits in other financial institutions and federal funds sold as the Company repositioned its excess liquidity in order to earn higher amounts of interest income;

•	Interest bearing deposits in other financial institutions as of December 31, 2020 were $218.7 million, an increase of $189.3 million, or 643.9%, from December 31, 2019. Key drivers of this change was the aforementioned item noted in the cash and due from banks analysis, total deposit growth outpacing total loan growth and increases in subordinated debt, net of issuance costs and other borrowings, which were partially offset by an increase in investment securities available for sale, at fair value, a decrease in Federal Home Loan Bank borrowings, and the maturity of certificate of deposit investments in other financial institutions that were not replaced;

•	Federal funds sold as of December 31, 2020 were $50.3 million, an increase of $19.1 million, or 61.1%, from December 31, 2019. Key drivers of this change were the aforementioned items noted in the analysis of cash and due from banks and interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of December 31, 2020 were $124.9 million, an increase of $20.6 million, or 19.7%, from December 31, 2019. Key drivers of this change were management of the investment securities available for sale portfolio in light of the Company's liquidity needs and an increase in unrealized gains on the investment securities available for sale portfolio. The significant inflow of deposits presented the Company with the opportunity to deploy excess cash and cash equivalents primarily into liquid, cash-flowing products while expanding net interest margin and increasing earnings per share;

•	Loans, net of unamortized discounts on acquired loans of $4.0 million as of December 31, 2020 were $1.04 billion, an increase of $41.5 million, or 4.2%, from December 31, 2019. Key drivers of this change were the origination and funding of approximately $64.2 million in loans under the PPP, of which approximately $42.3 million were still outstanding as of December 31, 2020, which was partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic;

•	Total deposits as of December 31, 2020 were $1.27 billion, an increase of $261.8 million, or 26.0%, from December 31, 2019. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under the PPP, the proceeds of which are deposited directly into the operating account of these customers at the Company;

•	Total borrowings as of December 31, 2020 were $99.5 million, a decrease of $5.1 million, or 4.8%, from December 31, 2019. Key drivers of this change was a decrease in Federal Home Loan Bank borrowings due to maturities that were not replaced, which was partially offset by an increase in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company have been pledged as collateral, and the issuance of $18.1 million in subordinated debt in June 2020; and

•	Total stockholders’ equity as of December 31, 2020 was $136.7 million, an increase of $5.8 million, or 4.4%, from December 31, 2019. Key drivers of this change were the net income attributable to the Company for the twelve months ended December 31, 2020 and an increase in accumulated other comprehensive income, net of deferred tax, which were partially offset by cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Director approved stock purchase plan.

As of December 31, 2020, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following depicts the net charge-off (recovery) activity for the three months ended December 31, 2020 and 2019:

•	Net charge-offs (recoveries) for the three months ended December 31, 2020 were ($54) thousand as compared to $291 thousand for the same period of 2019; and

•	Net charge-offs (recoveries) to average loans (annualized) for the three months ended December 31, 2020 were (0.02%) as compared to 0.18% for the same period of 2019.

The following depicts the net charge-off activity for the twelve months ended December 31, 2020 and 2019:

•	Net charge-offs for the twelve months ended December 31, 2020 were $996 thousand as compared to $1.2 million for the same period of 2019; and

•	Net charge-offs to average loans for the twelve months ended December 31, 2020 were 0.10% as compared to 0.17% for the same period of 2019.

The following depicts the level of the allowance for credit losses as of December 31, 2020 and December 31, 2019:

•	The allowance for credit losses as of December 31, 2020 was $13.2 million, as compared to $7.3 million at December 31, 2019;

•	The allowance for credit losses to period end loans as of December 31, 2020 was 1.28%, as compared to 0.73% at December 31, 2019;

•	The allowance for credit losses to period end loans, excluding loans directly originated and funded under the PPP, as of December 31, 2020 was 1.33%;

•	The allowance for credit losses to nonaccrual loans as of December 31, 2020 was 268.8%, as compared to 160.8% at December 31, 2019; and

•	The allowance for credit losses to nonperforming loans as of December 31, 2020 was 268.8%, as compared to 160.7% at December 31, 2019.

As of December 31, 2020, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

As of December 31, 2020 and December 31, 2019, the Company had $4.0 million and $6.1 million, respectively, in unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners.

The following depicts the level of nonperforming assets as of December 31, 2020 and December 31, 2019:

•	Nonaccrual loans as of December 31, 2020 were $4.9 million, as compared to $4.5 million at December 31, 2019;

•	Loans past due 90 days and accruing interest as of December 31, 2020 were $0, as compared to $5 thousand at December 31, 2019;

•	Total nonperforming loans as of December 31, 2020 were $4.9 million, as compared to $4.5 million at December 31, 2019;

•	Other real estate owned as of December 31, 2020 was $2.7 million, as compared to $2.4 million at December 31, 2019;

•	Total nonperforming assets as of December 31, 2020 were $7.6 million, as compared to $7.0 million at December 31, 2019;

•	Nonperforming assets to total assets as of December 31, 2020 was 0.50%, as compared to 0.56% at December 31, 2019; and

•	Nonperforming assets to total loans and other real estate owned as of December 31, 2020 was 0.73%, as compared to 0.70% at December 31, 2019.

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. The operation of these plans continues to require daily oversight in order to properly navigate this complex and ever-changing environment. The roll out of these plans previously resulted in adjustments to both Delmarva and Virginia Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. As of December 31, 2020, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours with facemasks being required to enter one of their branch facilities and signage and floor markings in their branch lobbies to help facilitate compliance with social distancing guidelines. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to proactively work with their local, state and federal government agencies to ensure their response to the COVID-19 pandemic is both safe and sound with little disruption to their customers. Additionally, Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. During the fourth quarter of 2020, the Company began receiving forgiveness payments from the Small Business Administration related to these loans. As of December 31, 2020, on a consolidated basis, the Company had approximately $42.3 million in loans still outstanding under this program, all of which continue to be pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Remaining aggregate fees, net of costs to originate, from the Small Business Administration of approximately $1.3 million will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis, which the Company expects to continue through 2021. Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. To date, on a consolidated basis, the Company has directly originated and funded 209 loans totaling approximately $22.5 million, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $1.1 million will be recognized in interest income over the life of these loans.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. During 2020, the Company, on a consolidated basis, approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of December 31, 2020, approximately 90.9% of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have paid off. As of December 31, 2020, on a consolidated basis, the Company had loan payment deferrals or payments of interest only whose modification periods had not ended or had been extended for 26 loans totaling $26.0 million, all of which are still accruing interest, which represents approximately 2.60% of total loan balances outstanding.

The following table presents a summary of the remaining loan payment deferrals, full payment and interest only payment deferral, as a percentage of the number of loans outstanding and loan balances outstanding, granted by the Company as of December 31, 2020 related to the COVID-19 pandemic:

As of December 31, 2020
Loan Payment Deferrals - COVID 19 pandemic

Number of loans for full payment deferral completed	Number of Loans Outstanding (%)*
21	0.50%

Number of loans for interest only payment deferral completed	Number of Loans Outstanding (%)*
5	0.12%

Number of loans for loan payment deferral completed	Number of Loans Outstanding (%)*
26	0.62%

Loan balances for full payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$16,225	1.62%

Loan balances for interest only payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$9,804	0.98%

Loan balances for loan payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$26,029	2.60%

*Excludes loans originated under the PPP of the Small Business Administration.

The following table presents a summary of the remaining loan payment deferrals by loan portfolio segmentation, full payment and interest only payment deferral, as a percentage of total loan balances outstanding and total loan portfolio segmentation balances outstanding, granted by the Company as of December 31, 2020 related to the COVID-19 pandemic:

As of December 31, 2020
Loan Payment Deferrals (by loan portfolio segmentation) - COVID 19 pandemic
Loan portfolio segmentation:	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan balances outstanding (%)*	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)*
Commercial and Industrial (full payment deferral)	$76	1	0.01%	0.06%
Commercial and Industrial (interest only payment deferral)	$0	0	0.00%	0.00%
Non-Owner Occupied Commercial Real Estate (full payment deferral)	$9,036	8	0.90%	3.42%
Non-Owner Occupied Commercial Real Estate (interest only payment deferral)	$8,973	3	0.90%	3.39%
Owner Occupied Commercial Real Estate (full payment deferral)	$5,531	5	0.55%	2.20%
Owner Occupied Commercial Real Estate (interest only payment deferral)	$829	1	0.08%	0.33%
Owner Occupied 1-4 Family (full payment deferral)	$0	0	0.00%	0.00%
Non-Owner Occupied 1-4 Family (full payment deferral)	$1,582	7	0.16%	1.21%
Non-Owner Occupied 1-4 Family (interest only payment deferral)	$0	0	0.00%	0.00%
Consumer Loans (full payment deferral)	$0	0	0.00%	0.00%
Consumer Loans (interest only payment deferral)	$2	1	0.00%	0.05%
Agriculture Loans (full payment deferral)	$0	0	0.00%	0.00%
Agriculture Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Residential Construction (interest only payment deferral)	$0	0	0.00%	0.00%
Commercial Construction (interest only payment deferral)	$0	0	0.00%	0.00%
Home Equity Installment Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Home Equity Line of Credit (interest only payment deferral)	$0	0	0.00%	0.00%
Totals	$26,029	26	2.60%

*Excludes loans originated under the PPP of the Small Business Administration.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries to monitor the credit exposure of during this crisis.

The tables below identifies these higher risk industries, the Company’s exposure to them and the remaining balance of the loans within these higher risk industries with respect to which the Company has granted loan payment deferrals for as of December 31, 2020:

As of December 31, 2020
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$77,644	38	7.75%
Amusement Services	$9,093	11	0.91%
Restaurants	$46,177	73	4.61%
Retail Commercial Real Estate	$46,974	45	4.69%
Movie Theatres	$2,420	2	0.24%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$185	7	0.02%
Manufacturing/Distribution	$2,877	12	0.29%
Totals	$185,370	188	18.51%

*Excludes loans originated under the PPP of the Small Business Administration.

As of December 31, 2020
Higher Risk Industries	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)*
Hospitality (Hotels)	$11,098	3	14.29%
Amusement Services	$0	0	0.00%
Restaurants	$1,070	5	2.32%
Retail Commercial Real Estate	$0	0	0.00%
Movie Theatres	$0	0	0.00%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$0	0	0.00%
Manufacturing/Distribution	$0	0	0.00%
Totals	$12,168	8	6.56%

*Excludes loans originated under the PPP of the Small Business Administration.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “2020 has been an unprecedented year, unlike any we have ever experienced. While the COVID-19 pandemic has presented significant financial challenges for many of our customers and brought economic uncertainty, neither Delmarva nor Virginia Partners have experienced any material impact to their delinquencies and nonperforming assets to date. I am very pleased that the balance of loans on payment deferrals has continued to decline, from 9.4% of loan balances outstanding at the end of the third quarter of 2020 to 2.6% at the end of the fourth quarter of 2020. The Company’s fourth quarter 2020 operating results continued to be negatively impacted by the economic uncertainty surrounding the COVID-19 pandemic, including elevated provision for credit losses and lower organic loan growth when compared to the third quarter of 2020. While the historically low interest rate environment has led to margin pressure for Delmarva and Virginia Partners, it has contributed to higher volume for Virginia Partners majority owned subsidiary Johnson Mortgage Company, LLC. For the fourth quarter of 2020, Johnson Mortgage Company, LLC’s gross operating income increased by 11.4% and its net income increased by 18.2%, both as compared to the third quarter of 2020.”

Harrison continued, “Despite the headwinds we faced during 2020, we accomplished a number of the strategic objectives identified for the year, including changing the Company’s name, having our common stock listed on The NASDAQ Capital Market, issuing $18.1 million in subordinated debt, implementing a stock purchase plan, and completing the Virginia Partners core conversion. Among our many accomplishments, perhaps the most exciting is our recent announcement of hiring two very talented, experienced bankers at Virginia Partners who will lead our expansion into the lucrative Greater Washington and Northern Virginia markets, a geography we have had our eye on for quite a while. We expect this expansion, including the addition of a full service branch in 2021, to be a significant driver of balance sheet growth for Virginia Partners and the Company over the next few years. For 2021, our focus will be the continued successful navigation of this unprecedented environment, finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. With our current levels of liquidity and capital, combined with our emphasis on total relationship banking, we believe we are well positioned to deliver solid growth and increased profitability in 2021.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 410-548-1722 x18305.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including the proposed expansion into the Greater Washington and Northern Virginia Markets and the anticipated effects thereof, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (5) legislative or regulatory changes and requirements, including the impact of the Coronavirus Aid, Relief, and Security, or “CARES,” Act and other legislative and regulatory reactions to the COVID-19 pandemic, and the application of the Basel III capital standards to Delmarva and Virginia Partners, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Company’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (10) demand for loan products, (11) deposit flows, (12) the strength of the Company’s counterparties and the economy in general, (13) competition from both banks and non-banks, (14) demand for financial services in the Company’s market area, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) the Company’s strategic initiatives, including the Company’s intention to expand, (18) cyber threats, attacks or events, (19) expansion of Delmarva’s and Virginia Partners’ product offerings, (20) accounting principles, policies and guidelines, and elections by the Company thereunder, and (21) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic, including, among other things, the CARES Act. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.

PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
	(Unaudited)	*
ASSETS
Cash and due from banks	$13,643,016	$34,487,750
Interest bearing deposits in other financial institutions	218,667,336	29,393,244
Federal funds sold	50,300,839	31,230,203
Cash and cash equivalents	282,611,191	95,111,197
Investment securities available for sale, at fair value	124,924,656	104,321,348
Loans held for sale	9,857,991	3,554,962
Loans, less allowance for credit losses of
$13,202,803 at December 31, 2020 and $7,303,596 at December 31, 2019	1,022,302,061	986,683,661
Accrued interest receivable on loans and investment securities	5,229,467	3,137,707
Premises and equipment, less accumulated depreciation	15,438,868	13,704,769
Restricted stock	5,444,656	6,566,506
Operating lease right-of-use assets	3,983,493	4,503,675
Finance lease right-of-use assets	1,823,964	1,960,864
Other investments	5,090,786	3,517,600
Deferred taxes, net	4,395,217	3,838,659
Bank owned life insurance	14,841,304	7,817,224
Other real estate owned, net	2,676,623	2,417,085
Core deposit intangible, net	2,660,045	3,373,198
Goodwill	9,581,668	9,390,809
Other assets	3,015,981	2,263,915
Total assets	$1,513,877,971	$1,252,163,179

LIABILITIES
Deposits:
Non interest bearing demand	$390,503,273	$261,188,979
NOW	125,130,843	76,947,116
Savings and money market	323,487,886	222,975,269
Time, $100,000 or more	286,884,439	274,387,352
Other time	142,125,815	170,841,008
	1,268,132,256	1,006,339,724
Accrued interest payable on deposits	401,989	571,968
Short-term borrowings with the Federal Home Loan Bank	-	48,000,000
Long-term borrowings with the Federal Home Loan Bank	32,971,786	48,830,357
Subordinated debt, net of issuance costs	24,101,069	6,435,038
Other borrowings	42,382,191	1,249,156
Operating lease liabilities	4,300,831	4,797,360
Finance lease liabilities	2,241,673	2,354,761
Other liabilities	2,651,408	2,708,036
Total liabilities	1,377,183,203	1,121,286,400

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,758,448 at December 31, 2020 and 17,790,181 at December 31, 2019	177,584	177,902
Surplus	87,199,723	87,437,377
Retained earnings	45,673,428	41,784,860
Noncontrolling interest in consolidated subsidiaries	1,345,833	737,975
Accumulated other comprehensive income, net of deferred tax	2,298,200	738,665
Total stockholders' equity	136,694,768	130,876,779
Total liabilities and stockholders' equity	$1,513,877,971	$1,252,163,179

*Derived from audited consolidated financial statements.

The amounts presented in this Consolidated Balance Sheet as of December 31, 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	December 31,
	2020	2019
INTEREST INCOME ON:
Loans, including fees	$13,496,829	$11,058,649
Investment securities:
Taxable	303,686	331,501
Exempt from federal income tax	238,710	191,675
Federal funds sold	8,577	75,715
Other interest income	106,411	235,768
	14,154,213	11,893,308

INTEREST EXPENSE ON:
Deposits	2,096,034	2,047,288
Borrowings	734,998	570,081
	2,831,032	2,617,369

NET INTEREST INCOME	11,323,181	9,275,939
Provision for credit losses	1,752,676	541,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	9,570,505	8,734,939

OTHER INCOME:
Service charges on deposit accounts	208,465	313,105
Gains on investment securities	32,687	10,134
Mortgage banking income	1,453,313	236,608
(Losses) on sales of other assets	(487)	(2,534)
Other income	777,289	638,326
	2,471,267	1,195,639

OTHER EXPENSES:
Salaries and employee benefits	5,579,104	4,801,657
Occupancy expense	1,196,122	981,043
Amortization of core deposit intangible	173,360	119,302
Losses on other real estate owned	26,128	123,804
Other expenses	3,365,947	2,481,209
	10,340,661	8,507,015

INCOME BEFORE TAXES ON INCOME	1,701,111	1,423,563

Federal and state income taxes	312,475	463,491

NET INCOME	$1,388,636	$960,072
Net (income) attributable to noncontrolling interest	$(282,866)	$(10,030)
Net income attributable to Partners Bancorp	$1,105,770	$950,042

Earnings per common share:
Basic	$0.062	$0.069
Diluted	$0.062	$0.069

The amounts presented in these Consolidated Statements of Income for the three months ended December 31, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,
	2020	2019
	(Unaudited)	*
INTEREST INCOME ON:
Loans, including fees	$52,804,510	$36,975,006
Investment securities:
Taxable	1,640,617	849,606
Exempt from federal income tax	941,199	636,726
Federal funds sold	125,754	157,095
Other interest income	584,135	762,260
	56,096,215	39,380,693

INTEREST EXPENSE ON:
Deposits	9,427,195	6,434,747
Borrowings	2,788,100	1,844,226
	12,215,295	8,278,973

NET INTEREST INCOME	43,880,920	31,101,720
Provision for credit losses	6,894,276	1,441,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	36,986,644	29,660,720

OTHER INCOME:
Service charges on deposit accounts	848,700	1,174,146
Gains on investment securities	600,997	107,358
Mortgage banking income	4,042,411	236,608
(Losses) on sales of other assets	(769)	(2,534)
Other income	3,001,254	2,392,483
	8,492,593	3,908,061

OTHER EXPENSES:
Salaries and employee benefits	20,303,840	13,260,532
Occupancy expense	4,603,487	3,712,836
Amortization of core deposit intangible	713,153	345,802
Losses on other real estate owned	100,884	246,856
Other expenses	11,712,645	7,477,032
	37,434,009	25,043,058

INCOME BEFORE TAXES ON INCOME	8,045,228	8,525,723

Federal and state income taxes	1,722,785	2,630,821

NET INCOME	$6,322,443	$5,894,902
Net (income) attributable to noncontrolling interest	$(652,890)	$(10,030)
Net income attributable to Partners Bancorp	$5,669,553	$5,884,872

Earnings per common share:
Basic	$0.318	$0.538
Diluted	$0.318	$0.537

*  Derived from audited consolidated financial statements.

The amounts presented in these Consolidated Statements of Income for the twelve months ended December 31, 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.